Exhibit 8.3

EnergyOne Technologies signs LOI with Prime Technologies, Inc.

EnergyOne Technologies, Inc. announces today that it has signed a letter of intent with Prime Technologies, Inc. to perform a registered spin-off of the company. EnergyOne will file a Form 10-12B registration with the SEC in order to issue a new class of stock for Prime Technologies.

About Prime Technologies:

Prime Technologies is a Kentucky-based company specializing in the engineering, planning, assembly and distribution of cutting edge technologies, mainly specializing in energy efficient or “green” technologies. The Company is currently focused on three products which include: i) the assembly and distribution of the switch reluctance motor drive systems ii) assembly and distribution of nickel zinc batteries and battery packs for various transportation vehicles iii) assembly and distribution of zero emission vehicles, or “ZEV,” using advanced composites. The Company currently has plans to establish their world headquarters and assembly plant in Kentucky. The Kentucky facility will house engineering and assembly of all the Company’s technologies. It is a point of emphasis for the Company to ensure all products used for assembly will be American made by American labor. Prime Technologies has a 20 year licensing agreement to assemble the technologies of VS Technologies. Prime Technologies will be partnering with EnergyOne Technologies, with locations in Kentucky and California, to integrate ZEVs with solar power. Both Prime and EnergyOne feel a combination of the two technologies could have a huge impact on both companies.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner. Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends." We cannot promise future returns. Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events. All State Properties Holdings, Inc. urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

Contacts For All State Properties Holdings, Inc.

Brad Sloan (859) 514-6717; bsloan@energyonetech.com